THERMOGENESIS NAMES 30-YEAR HEALTHCARE INDUSTRY EXECUTIVE

J. MELVILLE (“MEL”) ENGLE CHIEF EXECUTIVE OFFICER

MATTHEW PLAVAN NAMED CHIEF OPERATING OFFICER

(RANCHO CORDOVA, CA), APRIL 14, 2009—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, has named J. Melville Engle as Chief Executive Officer. Engle, who has more than 30 years of management experience in the healthcare industry, is joining the Company effective today, April 14, 2009.

Matthew Plavan, who has been serving as the Company’s interim Chief Executive Officer since December 2008, has been named the Company’s Chief Operating Officer. He will also retain his Executive Vice President, Chief Financial Officer position at the Company.

“Mel has served as President and Chief Executive Officer of three healthcare companies, as well as having extensive management experience in operations, finance, sales and international market development with both large and small device and pharmaceutical organizations,” said Patrick McEnany, Director and Chairman of the Company’s Governance & Nominating Committee. “After conducting an extensive search and interviewing a number of excellent candidates, it was clear to the board that Mel’s wide-ranging healthcare industry experience made him a great fit for ThermoGenesis.

“Mel possesses a broad management and strategic skill set and a track record of success,” McEnany continued. “In addition to overseeing the successful development and market introduction of a number of products and achieving revenue growth, he has a strong operations track record with regulated companies. He has also led business development activities, such as M&A, partnerships and joint ventures, as well as capital raising initiatives.

“The Board of Directors also want to acknowledge the many contributions Matt has made during his four-year tenure at the Company—particularly over the past several months. We look forward to his continued contributions and the continuity he brings with his knowledge of the Company as he works with Mel in the development and implementation of our growth strategies.”

Engle was most recently Chief Executive Officer of Raydiance, Inc., a laser technology company. For six years, he served as President and Chief Executive Officer of Dey LP, a $600 million specialty pharmaceutical company, and a U.S. affiliate of Merck KGaA. Before that, he was Chairman, President and Chief Executive Officer of Anika Therapeutics, Inc., a small cap, publicly traded medical device company. While at Dey, Engle also served as Regional Director, North America, for the Merck Generics Group. He was with Allergan, Inc., for 14 years, holding senior management positions that included Chief Financial Officer, Senior Vice President of U.S. Sales and head of the company’s operations in Canada and Latin America. He is currently a member of the board of directors of Oxygen Biotherapeutics (OXBO), a publicly traded company developing pharmaceuticals and medical devices in the field of oxygen therapeutics and continuous substrate monitoring.

Engle holds a B.S. in Accounting from the University of Colorado and an M.B.A. in Finance from the University of Southern California. He has served on the boards of several non-profit organizations in the Napa area and was named Napa’s 2007 Citizen of the Year by the Napa Chamber of Commerce and the State of California.

“I am excited to be joining ThermoGenesis, particularly at a time of heightened interest in and growing awareness of the therapeutic value of stem cells. ThermoGenesis possesses a strong technology base with a dedicated and knowledgeable group of employees. It is well positioned to capitalize on the growing stem cell market. ThermoGenesis has a track record of product innovation and is on the cusp of realizing an increased market presence with its current and new offerings,” Engle said.

“I am a strong believer in the value of teamwork and look forward to working with Matt and the ThermoGenesis team in accelerating the Company’s progress on its path to profitability. I am highly optimistic about the Company’s future,” Engle added.

“I appreciate the support of our board and employees over the past several months and look forward to working with Mel on a further implementation of our turnaround strategy,” Plavan noted.

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP™ AutoXpress Platform (AXP™), a proprietary family of automated devices that includes the AXP and the MarrowXpress™ and companion sterile blood processing disposable for harvesting stem cells in a closed system. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product except for Central and South America, China and Russia/CIS, where ThermoGenesis markets through independent distributors. The MarrowXpress is used for isolating stem cells from bone marrow.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2009, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2009. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com